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                                                                   Exhibit 99-1


FOR IMMEDIATE RELEASE

American Real Estate Investment Corporation Announces Private Placement of Approximately 1.1 Million Shares of Common Stock

PLYMOUTH MEETING, Penn., July 8 /PRNewswire/ - American Real Estate Investment Corporation (AMEX:REA) announced today that it has entered into agreements to sell in a private placement 1,092,051 shares of its Common Stock for an aggregate purchase price of approximately $18.0 million to several institutional purchasers, including certain accounts managed by CRA Real Estate Securities. The shares will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The net cash proceeds from the sale will be used for the repayment of a portion of the Company's outstanding debt under its revolving credit facility and to partially fund previously announced acquisitions in Upstate New York. The Company expects the private placement to close by July 10, 1998. Donaldson, Lufkin & Jenrette Securities Corporation acted as the placement agent for the Company.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania, and regional offices in Franklin Lakes, New Jersey, Albany, New York and Allentown, Pennsylvania is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties primarily located in the Mid-Atlantic and Northeast states. The Company currently owns 49 office and industrial properties containing an aggregate of 5.8 million square feet. For more information, contact Jeff Kelter at 610-834-3447, send email to info@areic.com or visit the Company's web site at www.areic.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q.


SOURCE American Real Estate Investment Corporation
Web Site: http://www.areic.com
CONTACT: Jeff Kelter of American Real Estate Investment Corporation,
610-834-3447